Exhibit 99.1

NEWS RELEASE

Mitel Supplements Preliminary Third Quarter Fiscal Results

Adjusted EBITDA expected to be in the range of $21.0M – $22.5M

OTTAWA, Ontario – February 15, 2013 – Mitel® (Nasdaq: MITL; TSX: MNW), a leading provider of cloud and premises-based unified communications software solutions, today announced that for the third quarter of fiscal 2013, ended January 31, 2013, adjusted EBITDA is expected to be in the range of $21.0M – $22.5M. Today’s announcement provides supplemental detail to certain preliminary third quarter financial results released on February 11, 2013.

Preliminary third quarter financial results are being disclosed in conjunction with Mitel’s ongoing market discussions with potential lenders related to the refinancing of its existing senior secured credit facilities. Mitel routinely monitors the credit markets to evaluate the merits of refinancing its senior secured credit facilities and from time to time explores available options.

Preliminary and Unaudited Results

The financial results presented above are preliminary and subject to completion. Mitel’s expectations with respect to these unaudited results are based upon management estimates and information available at this time. As a result, these preliminary results may be different from the actual results that will be reflected in Mitel’s consolidated financial statements for the quarter when they are released.

Non-GAAP Measures

This release includes references to non-GAAP financial measures. Non-GAAP measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. Investors are cautioned that non-GAAP financial measures should not be relied upon as a substitute for financial measures prepared in accordance with generally accepted accounting principles. The estimate of adjusted EBITDA provided in this release has been determined consistent with the methodology for calculating adjusted EBITDA as set forth in Mitel’s Form 10-K for the fiscal year ended April 30, 2012. A reconciliation of preliminary adjusted EBITDA to preliminary net income, the closest comparable GAAP financial measure, is not practical at this time. Mitel will provide a reconciliation of adjusted EBITDA to net income for the third quarter ended January 31, 2013 when Mitel issues its normal earnings release for those periods.

About Mitel

Mitel® (Nasdaq: MITL; TSX: MNW) is a global provider of unified communications and collaboration (UCC) software, solutions and services that enable organizations to conduct business anywhere, over any medium with the device of their choice. Through a single cloud-ready software stream, Mitel’s Freedom architecture provides customers in over 100 countries the flexibility and simplicity needed to support today’s dynamic work environment. For more information visit www.mitel.com.

Certain of the statements included in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include adjusted EBITDA guidance and other statements regarding the Registrant’s expectations, assumptions and beliefs. Actual results may differ materially from those presented in forward-looking statements. Forward-looking information is intended to help you understand management’s current views of the Registrant’s future prospects, and it may not be appropriate for other purposes. Except as required by law, the Registrant will not necessarily update forward-looking statements.

Mitel and the Mitel logo are registered trademarks of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

Contact Information

Amy MacLeod (media), 613-592-2122 x71245, amy_macleod@mitel.com

Malcolm Brown (industry analysts), 613-592-2122 x71246, malcolm_brown@mitel.com

Alice Kousoum/Cynthia Hiponia (investor relations), 613-592-2122 x71997, investorrelations@mitel.com